Exhibit 11

Boise Cascade Corporation and Subsidiaries
Computation of Per-Share Income (Loss)

	Three Months Ended June 30		Six Months Ended June 30
	________________________		________________________
	2004	2003	2004	2003
	________	________	_______	_______
	(thousands, except per-share amounts)
Basic
Income (loss) before cumulative effect of accounting changes	$50,381	$(3,934)	$113,846	$(22,677)
Preferred dividends (a)	(3,168)	(3,287)	(6,534)	(6,553)
	_______	_______	_______	_______
Basic income (loss) before cumulative effect of accounting changes	47,213	(7,221)	107,312	(29,230)
Cumulative effect of accounting changes, net of income tax	-	-	-	(8,803)
	_______	_______	_______	_______
Basic income (loss)	$47,213	$(7,221)	$107,312	$(38,033)
	=======	=======	=======	=======
Average shares used to determine basic income (loss) per common share	86,474	58,300	86,275	58,295
	=======	=======	=======	=======

Basic income (loss) per common share before cumulative effect of accounting changes	$0.54	$(0.12)	$1.24	$(0.50)
Cumulative effect of accounting changes, net of income tax	-	-	-	(0.15)
	____	____	____	____
Basic income (loss) per common share	$0.54	$(0.12)	$1.24	$(0.65)
	====	====	====	====
Diluted
Basic income (loss) before cumulative effect of accounting changes	$47,213	$(7,221)	$107,312	$(29,230)
Preferred dividends eliminated	3,168	3,287	6,534	6,553
Supplemental ESOP contribution	(2,869)	(2,995)	(5,932)	(5,931)
	_______	_______	_______	_______
Diluted income (loss) before cumulative effect of accounting changes	47,512	(6,929)	107,914	(28,608)
Cumulative effect of accounting changes, net of income tax	-	-	-	(8,803)
	_______	_______	_______	_______
Diluted income (loss)	$47,512	$(6,929)	$107,914	$(37,411)
	=======	=======	=======	=======

Average shares used to determine basic income (loss) per common share	86,474	58,300	86,275	58,295
Restricted stock, stock options, and other	1,976	185	1,929	180
Series D Convertible Preferred Stock	3,252	3,359	3,281	3,387
	_______	_______	_______	_______
Average shares used to determine diluted income (loss) per common share	91,702	61,844	91,485	61,862
	=======	=======	=======	=======

Diluted income (loss) per common share before cumulative effect of accounting changes	$0.52	$(0.11)	$1.18	$(0.46)
Cumulative effect of accounting changes, net of income tax	-	-	-	(0.14)
	____	____	____	____
Diluted income (loss) per common share (b)	$0.52	$(0.11)	$1.18	$(0.60)
	====	====	====	====

(a)	The dividend attributable to the company's Series D Convertible Preferred Stock held by the company's employee stock ownership plan (ESOP) is net of a tax benefit.

(b)	For the three and six months ended June 30, 2003, the computation of diluted loss per common share was antidilutive; therefore, amounts reported for basic and diluted loss were the same.